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                                                                   EXHIBIT 10.30


December 6, 2000

Mr. Daniel Lutz
Chief Financial Office
Comarco, Inc.
2 Cromwell
Irvine, CA 92618-1816

Ref: Letter Amendment for the Loan Agreement dated as of September 26, 1994 as amended


Dear Mr. Lutz:

Pursuant to our discussion, you have notified Bank of America that the company is in the process of making a small acquisition. The acquisition will be considered a merger. In your review of the Loan Agreement you asked whether you would be in violation of Section 5 (ii) which states that the Company "will not suffer or permit any merger or consolidation", as a result of the pending transaction. In my review of the document, it was the intent of this section to apply if Comarco was merging or consolidating with another entity and would not be the surviving entity. Therefore, we deem the pending transaction not to violate this covenant.

Second, you have notified me that the company recently did a stock split in which fractional shares were paid in cash. You asked whether this violated
Section 6 "Dividends" of the Loan Agreement, which reads Borrower will not declare or pay any dividend (other that stock dividends), or make any distribution in cash, assets or other property to any shareholder in respect of the Borrower's stock. Effective with this Letter the Bank waives the violations and changes the covenant to now read:

Borrower will not declare or pay and dividend (other than stock dividends), or make any distribution in cash, in excess of $100,000.00, assets or other property to any shareholder in respect of the Borrower's stock.

Please execute the original of this letter and return to my attention acknowledging your agreement and understanding of the above change.

Sincerely


/s/ Elaine Eaton
---------------
Senior Vice President

AGREED TO THIS 6TH DAY OF DECEMBER, 2000

COMARCO, INC.


By: /s/ Daniel Lutz
------------------
Name: Daniel Lutz
Title: Vice President and Chief Financial Officer